Exhibit 34.1
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             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Management Committee
BMW Financial Services NA, LLC

We have examined BMW Financial Services NA, LLC's (the Company) compliance with the servicing criteria set forth in Item 1122(d) of the Securities and Exchange Commission's Regulation AB for Asset Backed Notes, BMW Vehicle Owner Trust 2006-A (except for the servicing criteria described in the following paragraph), which the Company has determined as being applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of December 31, 2006 and for the period from September 1, 2006 (the date of issuance of the BMW Vehicle Owner Trust 2006-A) to December 31, 2006. Management is responsible for BMW Financial Services NA, LLC's compliance with those servicing criteria. Our responsibility is to express an opinion on BMW Financial Services NA, LLC's compliance based on our examination.

The Company has determined that the servicing criteria 1122(d)(1)(ii), 1122(d)(1)(iii), 1122(d)(1)(iv), 1122(d)(2)(vi), 1122(d)(4)(iii),
1122(d)(4)(ix), 1122(d)(4)(x) (A)-(C), 1122(d)(4)(xi), 1122(d)(4)(xii),
1122(d)(4)(xiii), and 1122(d)(4)(xv) are not applicable to the activities it performs with respect to the asset-backed securities transactions being serviced as of December 31, 2006 and for the period from September 1, 2006 (the date of issuance of the BMW Vehicle Owner Trust 2006-A) to December 31, 2006.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the servicing criteria specified in the first paragraph of this report and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the servicing criteria.

In our opinion, BMW Financial Services NA, LLC complied, in all material respects, with the aforementioned servicing criteria as of December 31, 2006 and for the period from September 1, 2006 to December 31, 2006.

/s/ J.H. Cohn LLP
Roseland, New Jersey
March 24, 2007